SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 5, 2006

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008

(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective June 5, 2006, the Board of Directors of ON Semiconductor Corporation (“Company”), along with its Compensation Committee, granted to each of certain key officers an award of restricted stock units (“Award” or “Awards”) under the Company’s 2000 Stock Incentive Plan (“Plan”). The key officers included certain executive officers (“Executive Officers”) of the Company and, except for the Award to William Hall, the Award to each Executive Officer is part of his annual equity based compensation at the Company. The Award to William Hall was granted as a result of his recent commencement of employment with the Company. Each Award represents the right to receive the same number of shares of common stock of the Company, subject to the Plan and the relevant award agreement. Vesting of the restricted stock units associated with each Award will generally occur pro rata over a three year period. The following Executive Officers of the Company were granted Awards for the amount of restricted stock units specified: Keith Jackson, Chief Executive Officer and President, 53,200 units; Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer, 54,800 units; George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, 12,000 units; Peter Green, Senior Vice President and General Manager of the Consumer and Digital Market Products Group, 16,000 units; William Hall, Senior Vice President and General Manager of the Standard Products Group, 25,000 units; William Schromm, Senior Vice President and General Manager of the Computer Products Group, 10,500 units; and Michael Williams, Senior Vice President and General Manager of the Automotive and Power Supply Group, 15,000 units. The closing price of the Company’s common stock on June 5, 2006 was $5.98 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: June 8, 2006	By:	/s/ KEITH JACKSON
		Name:	Keith Jackson
		Title:	Chief Executive Officer and President

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